Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Yield10 Bioscience, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 30, 2017, relating to the consolidated financial statements of Yield10 Bioscience, Inc. and subsidiaries, appearing in the annual report on Form 10-K of Yield10 Bioscience, Inc. for the year ended December 31, 2016, incorporated by reference in the Registration Statement (Form S-1 No. 333-221283) declared effective on December 18, 2017.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
December 18, 2017